As filed with the U.S. Securities and Exchange Commission on September 18, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Unity Software Inc.

(Exact name of Registrant as specified in its charter)

Delaware	27-0334803
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

30 3rd Street

San Francisco, CA 94103

(415) 539-3162

(Address of principal executive offices) (Zip code)

Unity Software Inc. 2009 Stock Plan

Unity Software Inc. 2019 Stock Plan

Unity Software Inc. 2020 Equity Incentive Plan

Unity Software Inc. 2020 Employee Stock Purchase Plan

(Full titles of the plans)

John Riccitiello

President and Chief Executive Officer

Unity Software Inc.

30 3rd Street

San Francisco, CA 94103

(415) 539-3162

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Rachel Proffitt Jon Avina Jonie Kondracki Cooley LLP 101 California Street, 5th Floor San Francisco, California 94111 (415) 693-2000	Ruth Ann Keene Nora Go Unity Software Inc. 30 3rd Street San Francisco, CA, 94103 (415) 539-3162

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.000005 per share
– 2020 Equity Incentive Plan	32,457,826 (2)(3)	$52.00 (9)	$1,687,806,952	$219,077
– 2020 Employee Stock Purchase Plan	5,288,091 (4)(5)	$44.20 (10)	$233,733,623	$30,339
– 2019 Stock Plan (Stock Option Awards)	8,339,321 (6)	$17.28 (11)	$144,103,467	$18,705
– 2019 Stock Plan (Restricted Stock Unit Awards)	6,938,588 (7)	$52.00 (9)	$360,806,576	$46,833
– 2009 Stock Plan	35,889,157 (8)	$5.05 (11)	$181,150,310	$23,513
Total	88,912,983		$2,607,600,928	$338,467

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable.

(2)

Represents 32,457,826 shares reserved for future issuance pursuant to stock options and restricted stock unit awards under the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”). To the extent that any stock options or restricted stock units outstanding under our 2019 Stock Plan (the “2019 Plan”) expire or are terminated prior to exercise, the shares of common stock reserved for issuance pursuant to such stock options will become available for issuance as shares of common stock under the 2020 Plan. See footnotes 6 and 7 below.

(3)

The number of shares reserved for issuance under the 2020 Plan will automatically increase on January 1st each year, starting on January 1, 2021 and continuing through January 1, 2030, by the lesser of (a) five percent (5%) of the total number of shares of the Registrant’s common stock outstanding on December 31st of the immediately preceding fiscal year or (b) a lesser number determined by the Registrant’s board of directors prior to the applicable January 1st.

(4)	Represents 5,288,091 shares of common stock reserved for future issuance under the Registrant’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”).
(5)

The number of shares reserved for issuance under the 2020 ESPP will automatically increase on January 1st each year, starting on January 1, 2021 and continuing through January 1, 2030, by the lesser of (a) one percent (1%) of the total number of shares of the Registrant’s capital stock outstanding on December 31st of the preceding calendar year, (b) 10,576,183 shares of our common stock or (c) a lesser number determined by the Registrant’s board of directors.

(6)

Represents 8,339,321 shares of common stock issuable upon exercise of options outstanding under the Registrant’s 2019 Plan as of the date of this Registration Statement. To the extent that any such stock options expire or are terminated prior to exercise, the shares of common stock reserved for issuance pursuant to such stock options will become available for issuance as shares of common stock under the 2020 Plan. See footnote 2 above.

(7)

Represents 6,938,588 shares of common stock reserved for issuance pursuant to restricted stock unit awards outstanding under the 2019 Plan as of the date of this Registration Statement. To the extent that any such restricted stock unit awards expire or are terminated prior to exercise, the shares of common stock reserved for issuance pursuant to such stock options will become available for issuance as shares of common stock under the 2020 Plan. See footnote 2 above.

(8)	Represents 35,889,157 shares of common stock issuable upon exercise of options outstanding under the Registrant’s 2009 Stock Plan (the “2009 Plan”) as of the date of this Registration Statement.
(9)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $52.00 per share of common stock pursuant to the Registrant’s Registration Statement on Form S-1 (File No. 333-248255) declared effective on September 17, 2020.

(10)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $52.00 which is the initial public offering price per share of common stock pursuant to the Registrant’s Registration Statement on Form S-1 (File No. 333-248255) declared effective on September 17, 2020 multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2020 ESPP.

(11)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $17.28, which is the weighted-average exercise price for options outstanding under the 2019 Plan and $5.05, which is the weighted-average exercise price for options outstanding under the 2009 Plan.

PART II

ITEM 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Unity Software Inc. (the “Registrant”) with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(a) Amendment No.  2 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on September 16, 2020 (File No. 333-248255), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed.

(b) The Registrant’s Prospectus to be filed on or about September 18, 2020 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-248255).

(c) The description of the Registrant’s Common Stock which is contained in a registration statement on Form 8-A filed on September 9, 2020 (File No. 001-39497) under the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(d) All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

See the description of the Registrant’s common stock contained in the Registration Statement on Form S-1 (File No. 333-248255).

ITEM 5.	INTERESTS OF NAMES EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation that will be in effect upon the closing of the initial public offering permits indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s amended and restated bylaws that will be in effect upon the closing of the initial public offering provide that the Registrant will indemnify its directors and executive officers and permit the Registrant to indemnify its other officers, employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

The Registrant has entered into indemnification agreements with its directors and officers, whereby it has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant. At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his or her capacity as such.

Certain of the Registrant’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Registrant’s board of directors.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended and currently in effect.	S-1	333-248255	3.1	August 24, 2020

4.2	Form of Amended and Restated Bylaws of the Registrant, as amended and currently in effect.	S-1	333-248255	3.2	August 24, 2020

4.3	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective immediately prior to the completion of the Registrant’s initial public offering.	S-1/A	333-248255	3.3	September 9, 2020

4.4	Form of Amended and Restated Bylaws of the Registrant, to be effective immediately prior to the completion of the Registrant’s initial public offering.	S-1/A	333-248255	3.4	September 9, 2020

4.5	Specimen common stock certificate of the Registrant.	S-1/A	333-248255	4.1	September 9, 2020

5.1*	Opinion of Cooley LLP.

23.1*	Consent of Cooley LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (included on the signature page of this Form S-8).

99.1	Unity Software Inc. 2009 Stock Plan and related form agreements.	S-1	333-248255	10.2	August 24, 2020

99.2	Unity Software Inc. 2019 Stock Plan and related form agreements.	S-1	333-248255	10.3	August 24, 2020

99.3	Unity Software Inc. 2020 Equity Incentive Plan and related form agreements.	S-1/A	333-248255	10.4	September 9, 2020

99.4*	Unity Software Inc. 2020 Employee Stock Purchase Plan and related form agreements.

*	Filed herewith.

ITEM 9.	UNDERTAKINGS

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 18th day of September, 2020.

UNITY SOFTWARE INC.

By:	/s/ Kimberly Jabal
Kimberly Jabal
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Riccitiello, Kimberly Jabal and Ruth Ann Keene, each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Riccitiello John Riccitiello	President, Chief Executive Officer, and Director (Principal Executive Officer)	September 18, 2020

/s/ Kimberly Jabal Kimberly Jabal	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 18, 2020

/s/ Roelof Botha Roelof Botha	Director	September 18, 2020

/s/ Mary Schmidt Campbell Mary Schmidt Campbell, Ph.D.	Director	September 18, 2020

/s/ Egon Durban Egon Durban	Director	September 18, 2020

/s/ David Helgason David Helgason	Director	September 18, 2020

/s/ Alyssa Henry Alyssa Henry	Director	September 18, 2020

/s/ Barry Schuler	Director	September 18, 2020
Barry Schuler

/s/ Robynne Sisco	Director
Robynne Sisco		September 18, 2020

/s/ Luis Felipe Visoso	Director	September 18, 2020
Luis Felipe Visoso